Exhibit 32.1
CERTIFICATIONS
I, Brian E. Dearing, certify that:
1. I have reviewed this annual report on Form 10-KSB of ARI Network Services, Inc.;

2. Based on my knowledge, this annual report fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934; and

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

Dated: October 31, 2005

By:	/s/ Brian E. Dearing

By:	Brian E. Dearing
Title:	Chairman, President and CEO